                                                                    Exhibit 11.1

                        Workgroup Technology Corporation
                     Computation of Weighted Average Shares
               Used in Computing Income (Loss) Per Share Amounts


                                                          Primary       Fully
Type of Security                                          Shares       Diluted
----------------                                        -----------  -----------
For the year ended March 31, 1995:
  Common Stock, beginning of period.................     1,709,100    1,709,100
  Cheap stock outstanding during the period.........     1,140,418    1,140,418
  Weighted average common stock issued during the
    period..........................................         5,033        5,033
                                                       -----------  -----------
     Weighted average shares of common stock
       outstanding..................................     2,854,551    2,854,551
                                                       ===========  ===========
     Net loss per share.............................    $    (0.50)  $    (0.50)
                                                       ===========  ===========

For the year ended March 31, 1996:
  Common Stock, beginning of period.................     1,722,100    1,722,100
  Cheap stock outstanding during the period.........       825,624      825,624
  Weighted average common stock issued during the
    period..........................................       189,476      189,476
  Common stock equivalents..........................     3,418,839    3,418,839
  Treasury stock buyback............................      (144,765)    (144,765)
                                                       -----------  -----------
     Weighted average shares of common stock
       outstanding..................................     6,011,274    6,011,274
                                                       ===========  ===========
     Net income per share...........................    $     0.24   $     0.24
                                                       ===========  ===========

For the year ended March 31, 1997:
  Common Stock, beginning of period.................     7,926,307    7,926,307
  Weighted average common stock issued during the
    period..........................................        67,671       67,671
                                                       -----------  -----------
     Weighted average shares of common stock
       outstanding..................................     7,993,978    7,993,978
                                                       ===========  ===========
     Net income per share...........................    $    (0.30)  $    (0.30)
                                                       ===========  ===========


(1) All common share amounts have been restated to reflect a 3-into-2 reverse stock split.
(2) Due to losses incurred during certain of the periods presented, the inclusion of common stock equivalents (other than pursuant to cheap stock) would be anti-dilutive and therefore are not included in the loss per share calculation. See Note B of Notes to the Consolidated Financial Statements.